Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

AMENDMENT (this “Amendment”) dated as of June 29, 2009, to the Rights Agreement, dated as of December 8, 2008 (the “Agreement”), between Casual Male Retail Group, Inc., a Delaware corporation (the “Company”) and American Stock Transfer & Trust Company, LLC, a New York limited liability company, as rights agent (the “Rights Agent”).

WITNESSETH

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has determined that it is in the best interests of the Company to amend the Agreement as set forth in this Amendment;

WHEREAS, pursuant to Section 27 of the Agreement, for so long as the Rights are redeemable, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement in any respect without the approval of any holders of shares of Common Stock;

WHEREAS, pursuant to the terms of the Agreement and in accordance with Section 27 thereof, the Company has directed that the Agreement be amended as set forth in this Amendment, and by its execution and delivery hereof, directs the Rights Agent to execute this Amendment; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company has been in all respects authorized by the Company.

NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in the Agreement and this Amendment, the parties hereto agree as follows:

1.	The definition of “Acquiring Person” under Section 1 of the Agreement is hereby modified and replaced in its entirety with the following:

““Acquiring Person” means any Person who or which, together with all Affiliates and Associates of such Person, is (i) a “5-percent shareholder” of Company Securities for purposes of Section 382 of the Code and the Treasury Regulations thereunder or (ii) the Beneficial Owner of 5% or more of the Company Securities then outstanding, but shall not include:

(a)	Exempt Persons; or

(b)	any Person who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 5% or more of the Company Securities outstanding as of the opening of business on the

Amendment Date (an “Existing Holder”), unless and until such time as such Existing Holder becomes the Beneficial Owner of any additional Company Securities (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding shares of Common Stock in shares of Common Stock or pursuant to a split or subdivision of the outstanding shares of Common Stock) that would cause such Existing Holder’s percentage ownership of Company Securities outstanding to exceed by any amount such Existing Holder’s percentage ownership as of the opening of business on the Amendment Date, in which case such Existing Holder will become an Acquiring Person.

Notwithstanding the foregoing, no Person shall become an Acquiring Person:

(i)	as the result of an acquisition of Common Stock by the Company that, by reducing the number of shares of Common Stock outstanding, increases the proportionate number of Company Securities beneficially owned by such Person to 5% or more of the Company Securities then outstanding; provided, however, that, if a Person becomes the Beneficial Owner of 5% or more of the Company Securities then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Company Securities, then such Person shall be deemed to be an Acquiring Person; or

(ii)	if (1) the Board of Directors determines in good faith that such Person who would otherwise be an Acquiring Person has become such inadvertently and that the exemption of such Person from the definition of “Acquiring Person” is in the best interests of the Company, and (2) such Person divests as promptly as practicable, pursuant to the divestiture guidelines set forth on Exhibit D attached hereto, a sufficient amount of the Company Securities so that such Person would no longer become an Acquiring Person, then such Person shall not be deemed to be an Acquiring Person for any purposes of this Agreement. For the avoidance of doubt, if any Person may avoid being an Acquiring Person by divesting Company Securities as described in this clause (ii)(2), then such Person shall not be considered to become an Acquiring Person until the date that the Board of Directors determines in good faith that such divestiture has not occurred as promptly as practicable.”

2.	The definition of ““Affiliate” and “Associate”” under Section 1 of the Agreement is hereby modified and replaced in its entirety as follows:

““Affiliate” and “Associate” have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act as in effect on the date hereof, and to the extent not included within the foregoing clause, shall also include, with respect to any Person, any other Person (other than an Exempt Person) whose Company Securities would be deemed constructively owned by such first Person, owned by a single “entity” as defined in Section 1.382-3(a)(1) of the Treasury Regulations, or otherwise aggregated with shares owned by such first Person pursuant to the provisions of Section 382 of the Code and the Treasury Regulations thereunder.”

3.	The definition of “Beneficial Owner” under Section 1 of the Agreement is hereby modified and replaced in its entirety as follows:

“A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to have “Beneficial Ownership” of and to “beneficially own”, any Company Securities that:

(a)	such Person or any of its Affiliates or Associates, directly or indirectly, beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date hereof);

(b)	such Person or any of its Affiliates or Associates, directly or indirectly, has

(i) the right to acquire (whether such right is exercisable immediately or only upon the occurrence of certain events or the passage of time or both) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants, options or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange, (B) securities that such Person (or an Affiliate or Associate of such Person, as applicable) has a right to acquire upon the exercise of Rights at any time prior to the time that any Person (or an Affiliate or Associate of such Person, as applicable) becomes an Acquiring Person, or (C) securities issuable upon the exercise of Rights from and after the time that any Person or any of such Person’s Affiliates or Associates becomes an Acquiring Person if such Rights were acquired by such Person or any of such Person’s Affiliates or Associates prior to the Distribution Date or pursuant to Section 3(a) or Section 22 hereof (“Original Rights”) or pursuant to Section 11(a)(i) or Section 11(p) with respect to an adjustment to Original Rights or (D) Common Stock issuable upon the exercise of options to purchase Common Stock, if such options are issued pursuant to an employment or consulting agreement, arrangement or understanding or an employee benefit plan of the Company or any

Subsidiary of the Company and have an exercise price per share of Common Stock that is greater than the closing price of the Common Stock as determined pursuant to Section 11(d)(i) on any Trading Day, until such options are exercised in exchange for Common Stock, in which event the holder will be deemed to have beneficial ownership of such Common Stock; or

(ii) the right to vote (whether such right is exercisable immediately or only upon the occurrence of certain events or the passage of time or both) pursuant to any agreement, arrangement or understanding, if, in the case of arrangements described in clause (i) above or this clause (ii), the effect of such right to acquire or vote is to treat such Persons as an “entity” under Section 1.382-3(a)(1) of the Treasury Regulations; provided, however, that a Person shall not be deemed the “Beneficial Owner” of or to “beneficially own” any security under this clause (ii) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (B) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report);

(c)	are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) and with respect to which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy or consent as described in clause (b)(ii) immediately above) or disposing of any such securities, but only if the effect of such agreement, arrangement of understanding is to treat such Persons as an “entity” under Section 1.382-3(a)(1) of the Treasury Regulations;

(d)	such Person would be deemed to constructively own pursuant to Section 382 of the Code, and the Treasury Regulations thereunder. For the avoidance of doubt, for purposes of this clause (d), a Person shall be considered to beneficially own Company Securities by reason of entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic consequences of ownership of Corporation Securities solely to the extent such Person would be considered an owner pursuant to Section 382 of the Code and the Treasury Regulations thereunder;

(e)	are in respect of any Synthetic Long Positions held by such Person or such Person’s Affiliates or Associates, which Synthetic Long Positions are disclosed pursuant to a Schedule 13D under the Exchange Act; or

(f)	are in respect of any Synthetic Long Positions held by such Person or such Person’s Affiliates or Associates, if such Synthetic Long Positions are not disclosed pursuant to a Schedule 13D under the Exchange Act, if and only if the Board determines that such Person shall be deemed to be the Beneficial Owner of, and to beneficially own, the Common Stock in respect of such Synthetic Long Positions.”

4.	The definition of “Exempt Person” under Section 1 of the Agreement is hereby modified and replaced in its entirety as follows:

““Exempt Person” means a Person whose Beneficial Ownership (together with all Affiliates and Associates of such Person) of 5% or more of the Company Securities then outstanding will not, as determined by the Board of Directors in its sole discretion, jeopardize or endanger the availability to the Company of its Tax Benefits; provided, however, that such a Person will cease to be an Exempt Person under this definition if the Board of Directors subsequently makes a contrary determination with respect to the effect of such Person’s Beneficial Ownership (together with all Affiliates and Associates of such Person) on the availability to the Company of its Tax Benefits.”

5.	The definition of “Person” under Section 1 of the Agreement is hereby modified and replaced in its entirety as follows:

““Person” means an individual, corporation, partnership, association, trust or any other entity, organization, group of persons making a “coordinated acquisition” of shares or otherwise treated as an entity within the meaning of Section 1.382-3(a)(1) of the Treasury Regulations or otherwise, and shall include any successor (by merger or otherwise) of such entity or organization.”

6.	The following new definitions are hereby added to Section 1 of the Agreement:

““Amendment Date” means June 29, 2009.”

““Code” means the Internal Revenue Code of 1986, as amended from time to time. Each reference to a Section of the Code shall include any successor to (or replacement of) that provision.”

““Company Securities” means (a) shares of Common Stock, (b) shares of Preferred Stock of any class or series of Preferred Stock, (c) warrants, rights or options (including within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v)) to purchase stock of the Company, and (d) any other interests that would be treated as “stock” of the Company pursuant to Treasury Regulation Section 1.382-2T(f)(18).”

“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Company or any direct or indirect subsidiary thereof.”

“Treasury Regulations” means final, temporary and proposed income tax regulations promulgated under the Code, including any amendments thereto.

7.	Section 29 of the Agreement is hereby amended and replaced in its entirety as follows:

“Section 29. Determinations and Actions by the Board of Directors, etc. For all purposes of this Agreement, any calculation of the number of Company Securities outstanding at any particular time, including for purposes of determining the amount of any Person’s Beneficial Ownership, shall be made in accordance with, as the Board of Directors deems to be applicable, the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act or the provisions of Section 382 of the Code and the Treasury Regulations promulgated thereunder. The Board of Directors shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board of Directors or to the Company, or as may be necessary or advisable in the administration of this Agreement, including the right and power to (a) interpret the provisions of this Agreement and (b) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or exchange or not to redeem or exchange the Rights or to amend the Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) that are done or made by the Board of Directors in good faith shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties and (y) not subject the Board of Directors to any liability to the holders of the Company Securities or the Rights.”

8.	Exhibit C of the Agreement (Summary of Terms) is hereby amended such that (A) in paragraphs (1) and (2) of footnote 2 (i) references to 15% are changed to “5%” and (ii) references to “Company’s Common Stock” or “Company’s Stock” are changed to “Company Securities”; and (B) the first paragraph under the heading “Flip-In” is hereby amended and replaced in its entirety as follows:

“If any person or group of affiliated or associated persons (an “Acquiring Person”) becomes the beneficial owner of 5% or more of the Company Securities outstanding as of the opening of business on the Amendment Date (other than as a result of repurchases of stock by the Company or certain inadvertent actions and excluding certain holders of more than 5% of the Company Securities as of the opening of business on the Amendment Date who do not acquire any additional Company Securities after that date that would cause such holders to exceed their percentage ownership of Company Securities as of the opening of business on the Amendment Date), then, after the Distribution Date, each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of shares of the Common Stock having a market value of twice the Purchase Price.”

9.	A new Exhibit D (Divestiture Guidelines) shall be added to the Agreement in the form attached hereto.

10.	The terms and provisions of this Amendment shall terminate and be of no further force and effect on the earlier of (i) the date immediately following the date of the Company’s 2009 annual meeting of stockholders and (ii) August 31, 2009.

11.	This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State.

12.	This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute one and the same instrument.

13.	Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

14.	Capitalized terms used herein but not defined shall have the meanings given to them in the Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be duly executed as of the day and year first above written.

CASUAL MALE RETAIL GROUP, INC.

By:	/s/ Dennis R. Hernreich
Name:	Dennis R. Hernreich
Title:	Executive Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Herbert J. Lemmer
Name:	Herbert J. Lemmer
Title:	Vice President

CERTIFICATION

The undersigned, the Executive Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary of Casual Male Retail Group, Inc., a Delaware corporation (the “Company”) hereby certifies, on behalf of the Company, that the Amendment, dated as of June 29, 2009, to the Rights Agreement, dated as of December 8, 2008 (the “Agreement”) between the Company and American Stock Transfer & Trust Company, LLC, a New York limited liability company, as rights agent (the “Rights Agent”), is in compliance with the terms of Section 27 of the Agreement.

Dated: June 29, 2009	CASUAL MALE RETAIL GROUP, INC.

	By:	/s/ Dennis R. Hernreich
	Name:	Dennis R. Hernreich
	Title:	Executive Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary

EXHIBIT D

Divestiture Guidelines

(a) If the Board of Directors determines that a Person would become an Acquiring Person, but for the good faith determination of the Board of Directors that such Person who would otherwise be an Acquiring Person has become such inadvertently and that the exemption of such Person from the definition of “Acquiring Person” is in the best interests of the Company, the acquirer of the Company Securities must transfer or cause to be transferred any certificate or other evidence of ownership of such Company Securities in excess of 5% of the Company Securities (the “Excess Securities”) within the acquirer’s possession or control, together with any dividends or other distributions that were received by the acquirer with respect to the Excess Securities (the “Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Company or the purported transferor, the Excess Securities transferred to it in one or more arm’s-length transactions (including over a national securities exchange or national securities quotation system on which the Company Securities may be traded); provided, however, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Company Securities, would adversely affect the value of the Company Securities or would be in violation of applicable securities laws. If the acquirer of the Excess Securities has resold the Excess Securities before receiving the Company’s demand to surrender such Excess Securities to the Agent, the acquirer shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Company grants written permission to the acquirer to retain a portion of such sales proceeds not exceeding the amount that the acquirer would have received from the Agent pursuant to clause (b) below if the Agent, rather than the acquirer, had resold the Excess Securities.

(b) The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the acquirer had previously resold the Excess Securities, any amounts received by it from such acquirer, as follows: (i) first, to reimburse itself to the extent necessary to cover its costs and expenses incurred in accordance with its duties hereunder; (ii) second, to reimburse the acquirer for the amounts paid by the acquirer for the Excess Securities (or in the case of any acquisition by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, calculated on the basis of the closing market price for the Company Securities on the day before the transfer); and (iii) third, the remainder, if any, to the original transferor, or, if the original transferor cannot be readily identified, to an entity designated by the Company’s Board of Directors that is described in Section 501(c) of the Code, contributions to which must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.